Exhibit 3.2

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

MEIRAGTX HOLDINGS PLC

(ADOPTED BY SPECIAL RESOLUTION DATED [        ])

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

MEIRAGTX HOLDINGS PLC

(ADOPTED BY SPECIAL RESOLUTION DATED [        ])

1.	The name of the company is MeiraGTx Holdings plc (the “Company”).

2.	The registered office of the Company will be situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Act”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The capital of the Company is US$50,000 divided into 5,000,000,000 shares with a nominal or par value of US$0.00001 provided always that subject to the Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES LAW (AS AMENDED)

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

MEIRAGTX HOLDINGS PLC

(ADOPTED BY SPECIAL RESOLUTION DATED [        ])

INDEX

PART 1: PRELIMINARY AND LIMITATION OF LIABILITY		1

1.	REGULATIONS AND ARTICLES NOT TO APPLY	1
2.	DEFINED TERMS AND INTERPRETATION	1
3.	LIABILITY OF MEMBERS AND REGISTER OF MEMBERS	7

DIRECTORS’ POWERS AND RESPONSIBILITIES		8

4.	DIRECTORS’ GENERAL AUTHORITY	8
5.	DIRECTORS MAY DELEGATE	8
6.	COMMITTEES	8

DECISION-MAKING BY DIRECTORS		8

7.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY	8
8.	DIRECTORS’ WRITTEN RESOLUTIONS	9
9.	CALLING A DIRECTORS’ MEETING	9
10.	PARTICIPATION IN DIRECTORS’ MEETINGS	9
11.	QUORUM FOR DIRECTORS’ MEETINGS	10
12.	CHAIRING OF DIRECTORS’ MEETINGS	10
13.	VOTING AT DIRECTORS’ MEETINGS	10
14.	RECORDS OF DIRECTORS’ DECISIONS TO BE KEPT	11

DIRECTORS’ INTERESTS		11

15.	PROPOSED TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY	11
16.	EXISTING TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY	11
17.	DIRECTOR INTEREST IN TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY	12
18.	DIRECTORS’ CONFLICTS OF INTEREST	12
19.	ACCOUNTING FOR PROFIT WHEN INTERESTED	13

DIRECTORS’ TERMS OF OFFICE		13

20.	METHODS OF APPOINTING DIRECTORS	13
21.	TERMINATION OF DIRECTOR’S APPOINTMENT	13
22.	DIRECTORS’ REMUNERATION	14
23.	DIRECTORS’ EXPENSES	14

ALTERNATE DIRECTORS		15

24.	APPOINTMENT AND REMOVAL OF ALTERNATE DIRECTORS	15
25.	RIGHTS AND RESPONSIBILITIES OF ALTERNATE DIRECTORS	15
26.	TERMINATION OF ALTERNATE DIRECTORSHIP	15

COMPANY SECRETARY		16

27.	SECRETARY’S TERMS OF OFFICE	16

PART 3: SHARES AND DISTRIBUTIONS		16

SHARES		16

28.	POWERS TO ISSUE DIFFERENT CLASSES OF SHARE	16
29.	RIGHTS OF PRE-EMPTION IN FAVOUR OF HOLDERS OF C SHARES	16
30.	SHARE CERTIFICATES	17
31.	SHARE TRANSFERS	17
32.	PRE-EMPTION RIGHTS ON TRANSFER	19
33.	DRAG-ALONG RIGHTS	20
34.	TAG ALONG RIGHTS—A SHARES	21
35.	TAG ALONG RIGHTS—C SHARES	22
36.	SHARE RIGHTS—RETURN OF CAPITAL	24
37.	SHARE RIGHTS—VOTING	24
38.	EXIT PROVISIONS	24
39.	CONVERSION OF C SHARES	25
40.	VARIATION OF CLASS RIGHTS	26

DIVIDENDS AND OTHER DISTRIBUTIONS		26

41.	PAYMENT OF DIVIDENDS	26

PART 4: DECISION-MAKING BY MEMBERS		26

WRITTEN RESOLUTIONS		26

42.	WRITTEN RESOLUTIONS	26

GENERAL MEETINGS		27

ORGANISATION OF GENERAL MEETINGS		27

43.	CALLING GENERAL MEETINGS	27
44.	QUORUM FOR GENERAL MEETINGS	27
45.	CHAIRING GENERAL MEETINGS	27
46.	ADJOURNMENT	27

VOTING AT GENERAL MEETINGS		28

47.	VOTING: GENERAL	28
48.	POLL VOTES	28
49.	CONTENT OF PROXY NOTICES	28
50.	DELIVERY OF PROXY NOTICES	29
51.	CORPORATE REPRESENTATIVES	29

52.	AMENDMENTS TO RESOLUTIONS	29

PART 5: ADMINISTRATIVE ARRANGEMENTS		30

53.	FORM OF NOTICE	30
54.	NOTICES TO THE COMPANY	30
55.	NOTICES TO MEMBERS	30
56.	NOTICES TO DIRECTORS	31
57.	SERVICE OF NOTICES ON MEMBERS OR DIRECTORS	31
58.	RIGHT TO INSPECT ACCOUNTS AND OTHER RECORDS	32

DIRECTORS’ INDEMNITY AND INSURANCE		32

59.	INDEMNITY	32
60.	INSURANCE	32
61.	ALTERNATION OF SHARE CAPITAL	33

COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

MEIRAGTX HOLDINGS PLC (“Company”)

(ADOPTED BY SPECIAL RESOLUTION DATED [        ])

PART 1: PRELIMINARY AND LIMITATION OF LIABILITY

1.	Regulations and Articles not to apply

1.1	The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Act shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.

2.	Defined terms and interpretation

2.1	In these Articles, unless the context requires otherwise:

“Act” means the Companies Law (as amended) of the Cayman Islands;

“Acting in Concert” has the meaning given to it in The City Code on Takeovers and Mergers published by the UK Panel on Takeovers and Mergers (as amended from time to time);

“Adoption Date” means [    ] 2018;

“Affiliate” means, with respect to a person, any legal entity that owns, directly or indirectly, at least 50% of the voting securities of that person; has at least 50% of its voting securities owned, directly or indirectly, by that person; or has at least 50% of its voting securities owned, directly or indirectly, by a legal entity that owns, directly or indirectly, at least 50% of the voting securities of that person;

“Albion” means Albion Capital Group LLP for and on behalf of UCL Technology Fund and for the purposes of Articles 28 and 31, Albion shall be deemed to include UCLB (and each of their Permitted Transferees) and for such purposes, any reference to Albion’s shareholding in the Company shall be to their aggregate shareholding;

“Alternate Director” has the meaning given in Article 24.1;

“Appointor” has the meaning given in Article 24.1;

“Approved Share Sale” means a Share Sale approved by: (i) the Board; (ii) the holders of at least 50.5% of the C Shares then in issue; and (iii) the holders of at least 50.5% of the A Shares then in issue;

“Articles” means the Company’s Articles of association;

“A Shares” means the A ordinary shares of US$0.00001 each in the capital of the Company;

“Asset Sale” means the sale by the Company of all or substantially all of its business and assets, through one or a series of transactions;

“Athena Founders” means Robin Ali, Stuart Naylor, James Bainbridge, Alexander Smith and UCLB, being shareholders of the Company on the Adoption Date;

“Board” means the board of Directors, from time to time;

“Business Day” means a day (except a Saturday or Sunday) on which banks are generally open for business in London, England;

“Chairman” has the meaning given in Article 12.2;

“Connected” means, with respect to a Director, the following persons:

(a) members of the Director’s family, being:

(i)	the Director’s spouse or civil partner;

(ii)	any other person (whether of a different sex or the same sex) with whom the Director lives as partner in an enduring family relationship (except for if the other person is the Director’s grandparent or grandchild, sister, brother, aunt or uncle, or nephew or niece);

(iii)	the Director’s children or step-children; any children or step-children of person within paragraph (ii) (and who are not children or step-children of the Director) who live with the Director and have not attained the age of 18; or

(iv)	the Director’s parents;

(b) a body corporate with which the Director is connected, meaning if a Director and the persons Connected with him together:

(i)	are interested in shares comprised in the equity share capital of that body corporate of a nominal value equal to at least 20% of that share capital; or

(ii)	are entitled to exercise or control the exercise of more than 20% of the voting power at any general meeting of that body (voting power for this purpose includes voting power whose exercise is controlled by a body corporate Controlled by him, but excludes any voting rights attaching to shares in a company held as treasury shares);

(c) a person acting in his capacity as trustee of a trust:

(i)	the beneficiaries of which should include the Director or a person who by virtue of (a) or (b) is connected with him; or

(ii)	the terms of which confer a power on the trustees that may be exercised for the benefit of the Director or any such person,

other than a trust for the purposes of an employees’ share scheme or a pension scheme;

(d) a person acting in his capacity as partner:

(i)	of the Director; or

(ii)	of a person who, by virtue of (a), (b) or (c) is connected with that Director; or

(e) a firm that is a legal person under the law by which it is governed and in which:

(i)	the Director is a partner;

(ii)	a partner is a person who, by virtue of (a), (b) or (c) is connected with the Director; or

(iii)	a partner is a firm in which the Director is a partner or in which there is a partner who, by virtue of (a), (b) or (c) is connected with the Director.

References to a person connected with a Director do not include a person who is himself a Director.

“Connected Person” has the meaning given to it in section 1122 of the UK Corporation Tax Act 2010;

“Conversion Rate” means a conversion of one C Share into one A Share, subject to such adjustments as may be approved by the board of directors as being required to take account of any bonus issue, share subdivision, consolidations, capitalisations or other reorganisation of the Company’s share capital;

“C Share Starting Price” means US$2.70 in respect of each C Share;

“C Shares” means the convertible preferred C shares of US$0.00001 each in the capital of the Company;

“Diluted Share Capital ” means, at the relevant time, the aggregate of the issued Shares or Other Securities in issue, including if all C Shares were converted and reclassified into A Shares by applying the Conversion Rate applicable on such date in accordance with these Articles;

“Director” means a director for the time being of the Company, and includes any person for the time being occupying the position of Director, by whatever name called;

“Eligible Director” means:

(a)	in relation to a decision at a Directors’ meeting, a Director who is to be counted as participating for quorum and voting purposes in the decision at the meeting; and

(b)	in relation to a Directors’ written resolution, a Director who would have been counted as participating for quorum and voting purposes in the decision had the resolution or matter been proposed as a resolution at a Directors’ meeting;

“Exit” means an Asset Sale, a Qualified IPO or a Sale;

“Family Member” means in relation to any Member, as at the Adoption Date, the Member’s spouse or estate for the time being, parent, and all lineal descendants of that Member (including for this purpose any step-child, adopted child or illegitimate child of the Member or his lineal descendants) or any person who for the time being is married to or of any such lineal descendant but no lineal descendant may be a Family Member whilst a minor;

“Family Trust” means a trust (whether arising under a settlement, declaration of trust, testamentary disposition or on an intestacy) under which the only persons being (or capable of being) beneficiaries are the Member, as at the Adoption Date and/or his Family Members, and no power of control over the voting powers conferred by such Shares is exercisable at any time by or subject to the consent of any person other than the trustees as trustees or such Member or his Family Member;

“Fund Manager” means a person whose principal business is to make, manage or advise upon investments in securities;

“Kadmon” means Kadmon Corporation, LLC;

“Member” means any Person holding Shares from time to time;

“Member of the same Fund Group” means, if the Member is a fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager (an “Investment Fund”) or is a nominee of that Investment Fund:

(a)	any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(b)	any Investment Fund managed or advised by that Fund Manager or any Affiliate of that Fund Manager; or

(c)	any trustee, nominee or custodian of such Investment Fund and vice versa;

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Other Securities” means preferred equity certificates, convertible preferred equity certificates, shareholder debt, loan notes, loans and/or preference shares (in each case other than any third party indebtedness);

“Person” means any natural person, partnership, corporation, limited liability company, trust, estate, association, unincorporated organization or other entity or association;

“Permitted Issue” means any of the following:

(a)	grant of options, and issue of equity shares pursuant to the exercise thereof, to employees, directors, advisors or consultants of the Company or any of its subsidiaries, in connection with, or pursuant to, any plan, agreement or arrangement approved by the Directors or a duly constituted committee of the board of Directors;

(b)	issue of equity shares to employees, directors or consultants of any member of the Company’s group, in respect of incentivisation, retention and remuneration, as approved by the Directors or a duly constituted committee of the board of Directors (subject to reasonable and customary caps);

(c)	issue of equity shares pursuant to any agreement entered into prior to the Adoption Date;

(d)	issue of equity shares pursuant to any warrants, options or other instruments convertible into or exchangeable for equity shares issued after the date of these Articles, provided that the pre-emptive rights established by Article 29 applied with respect to the initial sale or grant by the Company of such warrants, options or other instruments;

(e)	issue of equity shares (whether pursuant to any warrants, options or other instruments convertible into or exchangeable for equity shares, or otherwise) pursuant to the acquisition of another business pursuant to a merger, consolidation, acquisition, reorganisation, acquisition of substantially all of the assets or similar business combination or pursuant to any collaboration, partnering or other arrangement, provided such transaction is approved by the Directors;

(f)	issue of equity shares (whether pursuant to any warrants, options or other instruments convertible into or exchangeable for equity shares, or otherwise) as a dividend or distribution payable to holders of Shares;

(g)	issue of equity shares (whether pursuant to any warrants, options or other instruments convertible into or exchangeable for equity shares, or otherwise) pursuant to any sub-division or reclassification of Shares;

(h)	issue of equity shares (whether pursuant to any warrants, options or other instruments convertible into or exchangeable for equity shares, or otherwise) upon the conversion or exchange of any option or convertible security, in each case provided such issuance is pursuant to the terms of such option or convertible security;

(i)	issue of equity shares (whether pursuant to any warrants, options or other instruments convertible into or exchangeable for equity shares, or otherwise) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, venture debt facility, equipment leasing or real property leasing transaction approved by the Directors;

(j)	issue of equity shares (whether pursuant to any warrants, options or other instruments convertible into or exchangeable for equity shares, or otherwise) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Directors;

(k)	issue of equity shares (whether pursuant to any warrants, options or other instruments convertible into or exchangeable for equity shares, or otherwise) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Directors;

(l)	issue of up to an aggregate amount of 45,000,000 C Shares;

(m)	issue of equity shares in relation to a Qualified IPO; or

(n)	issue of equity shares and C Shares on the transfer to the Company of an equivalent amount of equity shares and C shares in MeiraGTx Limited.

“Proceeds of Sale” means the consideration payable (including any deferred consideration) whether in cash or otherwise to those Members selling Shares pursuant to a Sale (net of all costs, fees charges and expenses of the Members who are selling their Shares and of the Company incurred in connection with the Sale, in each case as approved by the Board);

“Proxy Notice” has the meaning given in Article 49.1;

“Qualified IPO” means either (a) the listing of any or all of the Shares on a regulated market (pursuant to the Markets in Financial Instruments Directive), including without limitation the New York Stock Exchange and NASDAQ National Market, where such listing raises a minimum amount of $ 40,000,000 or, with the prior written consent of a majority of the holders of C Shares only, less than $40,000,000; or (b) the acquisition of the Company by an acquirer who is listed on a regulated market and whereby pursuant to the acquisition the acquirer is required to prepare a prospectus, S-1 or equivalent admission document;

“Qualifying C Holder” means (i) a Member holding at least the number of C Shares which, if such C Shares were converted and reclassified into A Shares, would constitute not less than 2 per cent. of the Diluted Share Capital and who is an accredited investor as defined in Regulation D under the Securities Act; and (ii) Albion, for as long as Albion holds Shares;

“Register” means the register of Members of the Company required to be kept pursuant to the Act;

“Sale” means unconditional completion of any of: (a) a Share Sale; or (b) a sale pursuant to Article 33;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Seller” means a Member giving a Transfer Notice;

“Shares” means the A Shares and the C Shares and any other equity shares in the capital of the Company;

“Share Sale” means any sale of Shares of the Company, in a single transaction or series of related transactions, representing at least 50% of the voting power of the Company (but excluding a Qualified IPO or any transaction or series of transactions entered into principally for bona fide equity financing purposes in which the Company issues new securities primarily for cash, the cancellation or conversion of indebtedness of the Company, or the combination thereof for the purpose of financing the operations and business of the Company);

“Shareholders’ Agreement” means the shareholders’ agreement in respect of the Company dated [        ] 2018, as amended from time to time;

“Special Resolution” means a special resolution of the Company passed in accordance with the Act, being a resolution:

(a)	passed by a majority of not less than 75% of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Member and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“subsidiary” means an entity which another company, its “holding company”:

(a) holds a majority of the voting rights in; or

(b) is a member of and has the right to appoint or remove a majority of its board of directors; or

(c) is a member of and controls alone, pursuant to an agreement with other members, a majority of the voting rights in,

or an entity which is a subsidiary of a company that is itself a subsidiary of that other company.

“UCLB” means UCL Business PLC (registered number 2776963); and

“writing” and “written” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

2.2	Unless the context requires otherwise, other words or expressions contained in these Articles bear the same meaning as in the Act as in force on the date when these Articles become binding on the Company.

2.3	If, and for so long as, the Company has only one Director, all references in these Articles to “Directors” (other than in those provisions which govern the decision-making by Directors (Articles 7 to 14) and Directors’ interests (Articles 15 to 19)) shall be construed as a reference to that sole Director.

2.4	References in these Articles to the day on which a notice is given are to the day on which the notice is deemed received in accordance with Article 57.

2.5	References to numbered “Articles” are references to numbered provisions in these Articles.

2.6	Headings in these Articles are used for convenience only and shall not affect the meaning of these Articles.

3.	Liability of Members and Register of Members

3.1	The liability of the Members of the Company is limited to the amount, if any, unpaid on the Shares held by them.

3.2	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Registered Office of the Company.

3.3	Subject to the remaining provisions of these Articles, the Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same class is issued to or acquired by the same Member such fractions shall be accumulated.

PART 2: OFFICERS

DIRECTORS’ POWERS AND RESPONSIBILITIES

4.	Directors’ general authority

Subject to the Articles, the Directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

5.	Directors may delegate

5.1	Subject to the Articles, the Directors may delegate any of the powers which are conferred on them under the Articles and which are not specifically reserved to the Directors only:

5.1.1	to such person or committee;

5.1.2	by such means (including by power of attorney);

5.1.3	to such an extent;

5.1.4	in relation to such matters or territories; and

5.1.5	on such terms and conditions,

as they think fit.

5.2	The Directors may revoke any delegation in whole or part, or alter its terms and conditions.

6.	Committees

6.1	Committees to which the Directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Articles which govern decision-making by Directors (Articles 7 to 14).

6.2	The Directors may make rules of procedure for all or any committees, which prevail over rules derived from the Articles if they are not consistent with them.

DECISION-MAKING BY DIRECTORS

7.	Directors to take decisions collectively

7.1	The general rule about decision-making by Directors is that any decision of the Directors must be:

7.1.1	a decision at a meeting passed by a majority of the number of Directors appointed from time to time; or

7.1.2	a majority decision by a Directors’ written resolution adopted in accordance with Article 8.

7.2	If, and for so long as, the Company has only one Director, the general rule does not apply, and the Director may take decisions without regard to any of the provisions of the Articles relating to Directors’ decision-making (Articles 7 to 14).

8.	Directors’ written resolutions

8.1	Any Director may propose a Directors’ written resolution and the company secretary (if any) must propose a Directors’ written resolution if a Director so requests.

8.2	A Directors’ written resolution is proposed by giving notice in writing of the proposed resolution to each Director.

8.3	A proposed Directors’ written resolution is adopted when a majority of the Eligible Directors have signed one or more copies of it, provided that those Directors would have formed a quorum at a Directors’ meeting had the resolution been proposed at such a meeting. Once a Directors’ written resolution has been adopted, it must be treated as if it had been a decision taken at a Directors’ meeting in accordance with the Articles.

8.4	An Alternate Director may sign a proposed Directors’ written resolution (in addition to signing it in his capacity as a Director in his own right, if relevant) on behalf of each of his Appointors who:

8.4.1	have not signed or are not to sign the Directors’ written resolution; and

8.4.2	are Eligible Directors in relation to the Directors’ written resolution,

provided that (a) the Alternate Director is himself an Eligible Director in relation to the Directors’ written resolution and (b) those persons actually signing the Directors’ written resolution would have formed a quorum at a Directors’ meeting had the resolution been proposed at such a meeting.

9.	Calling a Directors’ meeting

9.1	Any Director may call a Directors’ meeting by giving notice of the meeting to the Directors or by authorising the company secretary (if any) to give such notice.

9.2	Notice of any Directors’ meeting must indicate:

9.2.1	its proposed date and time;

9.2.2	where it is to take place; and

9.2.3	if it is anticipated that Directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

9.3	Notice of a Directors’ meeting must be given to each Director. Notice does not need to be in writing. A Director who participates in a meeting shall be deemed to have received proper notice of the meeting.

10.	Participation in Directors’ meetings

10.1	Subject to the Articles, Directors participate in a Directors’ meeting, or part of a Directors’ meeting, when:

10.1.1	the meeting has been called and takes place in accordance with the Articles; and

10.1.2	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

10.2	In determining whether Directors are participating in a Directors’ meeting, it is irrelevant where any Director is or how they communicate with each other.

10.3	If all the Directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

11.	Quorum for Directors’ meetings

11.1	The quorum for Directors’ meetings is three Directors.

11.2	Subject to the Articles, a person who is an Alternate Director, but is not a Director in his own right, may be counted as participating for the purposes of determining whether a quorum is participating in any decision at a Directors’ meeting, provided that his Appointor (or one of his Appointors):

11.2.1	is not participating in the decision at the Directors’ meeting; and

11.2.2	would have been an Eligible Director in relation to the decision if he had been participating in it.

11.3	No Alternate Director may be counted as more than one Director for the purposes of determining whether a quorum is participating in any decision at a Directors’ meeting.

12.	Chairing of Directors’ meetings

12.1	The Directors may appoint a Director to chair their meetings.

12.2	The person so appointed for the time being is known as the Chairman.

12.3	The Directors may terminate the Chairman’s appointment at any time.

12.4	If the Directors have not appointed a Chairman, or if the Chairman is not participating in a Directors’ meeting within 10 minutes of the time at which it was to start, the participating Directors must appoint one of themselves to chair it.

13.	Voting at Directors’ meetings

13.1	A decision is taken at a Directors’ meeting by a majority of the votes of the Eligible Directors participating in the decision at the meeting.

13.2	Subject to the Articles, each Director participating in a decision at a Directors’ meeting has one vote.

13.3	Subject to the Articles, an Alternate Director shall have one vote (in addition to his own vote in his capacity as a Director in his own right, if relevant) on any decision at a Directors’ meeting for each of his Appointors who:

13.3.1	are not participating in the decision at the Directors’ meeting; and

13.3.2	would have been Eligible Directors in relation to the decision if they had been participating in it.

13.4	If the numbers of votes for and against a proposal at a Directors’ meeting are equal, the Chairman or other Director chairing the meeting shall not have a casting vote.

14.	Records of Directors’ decisions to be kept

The Directors must ensure that the Company keeps a record, in writing, for at least 10 years from the date of the decision recorded, of every majority decision taken by the Directors.

DIRECTORS’ INTERESTS

15.	Proposed transactions or arrangements with the Company

15.1	If a Director is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company, he must declare the nature and extent of that interest to the other Directors in accordance with this Article. Any declaration must be made before the Company enters into the transaction or arrangement. If a declaration of interest under this Article proves to be, or becomes, inaccurate or incomplete, a further declaration must be made. A declaration is not required if the Director is not aware of an interest or where the Director is not aware of the transaction or arrangement in question. For this purpose a Director is treated as being aware of matters of which he ought reasonably to be aware.

15.2	A Director need not declare an interest:

15.2.1	if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

15.2.2	if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware); or

15.2.3	if, or to the extent that, it concerns the terms of his service contract that have been or are to be considered:

15.2.3.1	by a meeting of the directors; or

15.2.3.2	by a committee of the Directors appointed for the purpose under these Articles.

16.	Existing transactions or arrangements with the Company

16.1	If a Director is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company, he must declare the nature and extent of the interest to the other Directors in accordance with this Article. This Article does not apply if or to the extent of the interest has been declared under Clause 15.

16.2	The declaration must be made (a) at a meeting of the directors, or (b) by notice in writing or (c) by general notice. If a declaration of interest under this Article proves to be, or becomes, inaccurate or incomplete, a further declaration must be made. Any declaration must be made as soon as is reasonably practicable. This Article does not require a declaration of interest if which the Director is not aware or where the Director is not aware of the transaction or arrangement in question. For this purpose a Director is treated as being aware of matters of which he ought reasonably to be aware.

16.3	A Director need not declare an interest under this Article:

16.3.1	if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

16.3.2	if, or to the extent that, the other Directors are already aware of it (and for this purpose the other Directors are treated as aware of anything of which they ought reasonably to be aware); or

16.3.3	if, or to the extent that, it concerns terms of his service contract that have been or are to be considered:

16.3.3.1	by a meeting of the Directors; or

16.3.3.2	by a committee of the Directors appointed for the purpose under these Articles.

17.	Director interest in transactions or arrangements with the Company

17.1	Subject to compliance with these Articles, a Director may be a party to, or otherwise (directly or indirectly) interested in, any transaction or arrangement with the Company.

18.	Directors’ conflicts of interest

18.1	Provided that a Director has declared the nature and extent of his interest (other than a non-disclosable interest) to the other Directors, he shall be authorised:

18.1.1	to hold office as a Director or other officer of, be employed or engaged by, hold shares or other securities in, or otherwise be interested in, whether directly or indirectly, any group undertaking of the Company or any other undertaking in which the Company is otherwise (directly or indirectly) interested;

18.1.2	to participate in any scheme, transaction or arrangement for the benefit of employees or former employees of the Company or any group undertaking of the Company (including any pension fund or retirement, death or disability scheme or other bonus or employee benefit scheme);

18.1.3	to act as a trustee of any scheme for the benefit of employees or former employees of the Company or any group undertaking of the Company (including any pension, retirement, death or disability scheme or other bonus or employee benefit scheme);

18.1.4	to enter into, or otherwise be interested in, whether directly or indirectly, any transaction or arrangement in which the Company is (directly or indirectly) interested (other than a transaction or arrangement with the Company);

18.1.5	to be a party to any transaction or arrangement with any group undertaking of the Company or any other undertaking in which the Company is otherwise (directly or indirectly) interested; and

18.1.6	to be entitled to vote and count in the quorum at a meeting of directors or of a committee of the directors in respect of any decision in which he is interested.

A “non- disclosable interest” is an interest which cannot reasonably be regarded as likely to give rise to a conflict of interest or one that the other Directors are already aware of or ought reasonably to be aware of.

18.2	The following provisions of this Article apply to any authorisation of a matter by the Directors:

18.2.1	an authorisation may extend to any actual or potential conflict of interest (including a conflict of interest and duty and a conflict of duties) which may reasonably be expected to arise out of the matter so authorised;

18.2.2	an authorisation shall be subject to such conditions or limitations as the Directors may determine, whether at the time such authorisation is given or subsequently, and may be terminated by the Directors at any time; and

18.2.3	a Director must comply with any obligations imposed on him by the Directors pursuant to any authorisation.

18.3	If a matter, office, employment, engagement, position, transaction or arrangement or interest has been authorised either pursuant to Article 18.1, then the Director in question shall not be required to disclose to the Company any confidential information received by him (other than by virtue of his position as a Director) relating to such matter, office, employment, engagement, position, transaction or arrangement or interest, or to use such information in relation to the Company’s affairs, if to do so would result in a breach of a duty or obligation of confidence owed by him in relation to or in connection with that matter, office, employment, engagement, position, transaction or arrangement or interest.

19.	Accounting for profit when interested

19.1	Subject always to applicable law and the obligation of the Director to disclose his interest in proposed or existing transactions or arrangements with the Company in accordance with these Articles:

19.1.1	a Director shall not be accountable to the Company for any profit, remuneration or other benefit which he (or a person Connected with him) derives from or in connection with any interest (whether directly or indirectly) in any transaction or arrangement with the Company; and

19.1.2	no such transaction or arrangement shall be liable to be avoided on the grounds of any such interest, profit, remuneration or benefit.

19.2	Subject always to applicable law and the obligation of the Director to disclose his interest in accordance with Article 18.1 and to the terms on which any authorisation has been given:

19.2.1	a Director shall not be accountable to the Company for any profit, remuneration or other benefit which he (or a person connected with him) derives from or in connection with anything authorised pursuant to Article 18.1 or by the Directors; and

19.2.2	no such thing authorised shall be liable to be avoided on the grounds of any such interest, profit, remuneration or benefit.

DIRECTORS’ TERMS OF OFFICE

20.	Methods of appointing Directors

20.1	Any person who is willing to act as a Director, and is permitted by law to do so, may be appointed to be a Director:

20.1.1	by Ordinary Resolution; or

20.1.2	by a majority decision of the Directors.

21.	Termination of Director’s appointment

A person ceases to be a Director as soon as:

21.1	that person is removed as a Director:

21.1.1	by Ordinary Resolution; or

21.1.2	by a majority decision of the Directors,

provided that any such removal shall be without prejudice to any claim such Director may have for breach of any contract of service between him and the Company;

21.2	that person ceases to be a Director by virtue of any provision of the Act or is prohibited from being a Director by law;

21.3	a bankruptcy order is made against that person;

21.4	a composition or arrangement is made with that person’s creditors generally in satisfaction of that person’s debts;

21.5	a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a Director and may remain so for more than three months; or

21.6	notice in writing is received by the Company from the Director that he is resigning from office, and such resignation has taken effect in accordance with its terms.

22.	Directors’ remuneration

22.1	Directors may undertake any services for the Company that the Directors decide.

22.2	Directors are entitled to such remuneration as the Directors determine:

22.2.1	for their services to the Company as Directors; and

22.2.2	for any other service which they undertake for the Company.

22.3	Subject to the Articles, a Director’s remuneration may:

22.3.1	take any form; and

22.3.2	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that Director.

22.4	Unless the Directors decide otherwise, Directors’ remuneration accrues from day to day.

22.5	An Alternate Director is not entitled to receive any remuneration from the Company for serving as an Alternate Director, except such part of his Appointor’s remuneration as the Appointor may direct by notice in writing made to the Company.

23.	Directors’ expenses

The Company may pay any reasonable expenses which the Directors properly incur in connection with their attendance at:

23.1	meetings of Directors or committees of Directors; or

23.2	general meetings;

or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

ALTERNATE DIRECTORS

24.	Appointment and removal of Alternate Directors

24.1	Any Director (other than an Alternate Director) (“Appointor”) may appoint as an alternate any person willing to act to:

24.1.1	exercise that Director’s powers; and

24.1.2	carry out that Director’s responsibilities,

in relation to the taking of decisions by the Directors in the absence of the alternate’s Appointor, and may remove from office an alternate so appointed by him (an “Alternate Director”).

24.2	Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the Appointor, or in any other manner approved by the Directors. The appointment or removal shall take effect when the notice is received by the Company or on such later date (if any) specified in the notice.

24.3	The notice must:

24.3.1	identify the proposed or existing Alternate Director; and

24.3.2	in the case of a notice of appointment, contain (or be accompanied by) a statement signed by the proposed Alternate Director that the proposed Alternate Director is willing to act as the alternate of the Director giving the notice.

24.4	A person may act as an Alternate Director for more than one Director.

25.	Rights and responsibilities of Alternate Directors

25.1	Except as the Articles specify otherwise, Alternate Directors:

25.1.1	are deemed for all purposes to be Directors;

25.1.2	are liable for their own acts and omissions;

25.1.3	are subject to the same restrictions as their Appointors; and

25.1.4	are not deemed to be agents of or for their Appointors.

25.2	Subject to the Articles, an Alternate Director has the same rights in relation to any decision of the Directors and any meetings of committees of Directors as each of the alternate’s Appointors. In particular, each Alternate Director is entitled to receive notice of all proposed Directors’ written resolutions and of all Directors’ meetings and meetings of committees of Directors which each of his Appointors is entitled to receive (disregarding, for these purposes, any absence of such Appointor from the United Kingdom), unless the Alternate Director is absent from the United Kingdom and has not given the Company an address to which such notices may be given by electronic means during his absence.

26.	Termination of Alternate Directorship

An Alternate Director’s appointment as an alternate for an Appointor terminates:

26.1	when that Appointor removes his Alternate Director in accordance with Article 24;

26.2	on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to that Appointor, would result in the termination of that Appointor’s appointment as a Director;

26.3	on the death of that Appointor;

26.4	when that Appointor’s appointment as a Director terminates; or

26.5	when notice in writing is received by the Company from the Alternate Director that he is resigning as an Alternate Director of that Appointor, and such resignation has taken effect in accordance with its terms.

COMPANY SECRETARY

27.	Secretary’s terms of office

The Directors may appoint any person who is willing to act to be the company secretary for such term and on such conditions as they think fit, and may remove any company secretary so appointed.

PART 3: SHARES AND DISTRIBUTIONS

SHARES

28.	Powers to issue different classes of share

28.1	Subject to the Articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined:

28.1.1	by Ordinary Resolution; or

28.1.2	if the Directors reasonably consider that the rights attaching to the Shares in issue at the time are not materially prejudiced or subordinated by the rights attaching the new shares, by a majority of the Directors or by a duly constituted committee of the board of Directors.

28.2	The Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder. The terms, conditions and manner of redemption of any such shares may be determined by the Directors and shall be set out in the Articles.

28.3	Subject to the Act, the Company may accept the surrender for no consideration of any paid up Share on such terms and in such manner as the Directors may determine.

29.	Rights of Pre-emption in favour of holders of C Shares

29.1	Except for any Permitted Issue, each Qualifying C Holder (an “Offeree”) shall be offered the same proportion of new equity shares (including warrants, options or other instruments convertible into or exchangeable for equity shares, or otherwise) (“New Securities”) to be issued by the Company for cash as the proportion of Shares (of the Diluted Share Capital) held by such Offeree (as nearly as possible without involving fractions) at the same price and on the same terms and conditions as the Company proposes to offer New Securities to other third party investors (“Pre-emptive Offer”).

29.2	The Pre-emptive Offer shall:

29.2.1	be made by notice specifying the New Securities offered, the price for them, a time (being not later than 10 Business Days after receipt of the notice of the Pre-emptive Offer) within which the offer, if not accepted, shall be deemed to be declined and any other terms; and

29.2.2	invite each Offeree to state their acceptance of the number of any New Securities in excess of those offered to them (“Extra Securities”) that they wish to apply for.

29.3	Any New Securities not accepted (or deemed to be declined) under the Pre-emptive Offer (“Declined Securities”) shall be used to satisfy applications for Extra Securities. If there are insufficient Declined Securities to satisfy all such applications for Extra Securities, then such Declined Securities shall be allotted to the applicants of the Extra Securities (as nearly as possible without involving fractions) as follows:

29.3.1	pro rata to their holdings of C Shares immediately prior to the Pre-emptive Offer (as nearly as possible without increasing the number of Declined Securities allotted to any Shareholder beyond the number of Extra Securities applied for by them); and

29.3.2	then, any remaining Declined Securities to such applicants who have not yet been allotted the maximum number of Extra Securities applied for by them pro rata to their holdings of C Shares immediately prior to the Pre- emptive Offer (as nearly as possible without increasing the number of Declined Securities allotted to any Shareholder beyond the number of Extra Securities applied for by them). Any remaining Declined Securities shall continue to be allotted on the basis of this Article 29.3.2 until all Declined Securities have been allotted.

29.4	A Qualifying C Holder shall be entitled to transfer, by way of assignment, to its Affiliate or a Member of the same Fund Group, all or any of its rights under this Article 28.

30.	Share certificates

30.1	The Company must issue each Member, free of charge, with one or more certificates in respect of the Shares which that Member holds if requested by such Member.

30.2	Every certificate must specify:

30.2.1	in respect of how many shares, of what class, it is issued;

30.2.2	the nominal value of those shares;

30.2.3	the amount paid up on them (including both the nominal value and any share premium); and

30.2.4	any distinguishing numbers assigned to them.

30.3	No certificate may be issued in respect of shares of more than one class.

30.4	If more than one person holds a share, only one certificate may be issued in respect of it.

31.	Share transfers

31.1	No Member shall transfer any of its Shares, except in accordance with the terms of this Article 31 and Articles 31 to 34. The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine.

31.2	Any Member may transfer any Shares (without restriction as to price or otherwise) to (a) an Affiliate of a Member; (b) the trustees for the time being of a Family Trust; (c) a Family Member provided that if the Family Member ceases to be a Family Member they shall, within 10 Business Days of so ceasing, transfer the Shares held by them to the original transferor and failing such transfer the Board may authorise any Director to execute and deliver the necessary transfer(s) as agent of the defaulting Member; (d) a Member of the same Fund Group; (e) any other Member; (f) any transferee of Shares, as provided for in Articles 31 or 33, or pursuant to the tag along rights provided in Articles 34 or 35; or (g) in respect of a particular proposed, transfer, a transferee approved by the Board, in their absolute discretion, (each of (a) to (g) being a “Permitted Transferee”).

31.3	The Board will authorise the registration of the transfer(s), and of the transferee(s) as the holder of the Shares so transferred, once (i) appropriate stamp duty (if any) has been paid, (ii) subject to the Member first providing to the Board with copies of the relevant trust documents forming the Family Trust permitted under these Articles, which identifies the trustees and beneficiaries of such Family Trust or, otherwise, demonstrating to the Company’s reasonable satisfaction that the transferee is a Permitted Transferee; and (iii) subject to the proposed transferee having agreed to be bound by the Shareholders Agreement in all respects, in a form required by the Company.

31.4	Where Shares are held by trustees under a Family Trust:

31.4.1	those Shares may, on any change of trustees, be transferred to the new trustee(s) of that Family Trust;

31.4.2	those Shares may be transferred at any time to the settlor of that trust or any Family Member to whom that settlor could have transferred them under Article 31.2 if he had remained the holder of them; and

31.4.3	if any of those Shares cease to be held under a Family Trust other than in the circumstances set out in Article 31.4.2 above, or there cease to be any beneficiaries of the Family Trust other than a charity or charities, the trustees shall give a Transfer Notice within 10 Business Days in respect of all the Shares then held by those trustees and failing which the Board may authorise any Director to execute and deliver the necessary transfer(s) as agent of the defaulting Member. The Board will authorise the registration of the transfer(s), and of the transferee(s) as the holder of the Shares so transferred, once appropriate stamp duty (if any) has been paid.

31.5	If a Member transfers any to an Affiliate of such Member, if the Affiliate ceases to be an Affiliate it shall, within 10 Business Days of so ceasing, transfer the Shares held by them to the original transferor or an Affiliate of the original transferor and failing such transfer the Board may authorise any Director to execute and deliver the necessary transfer(s) as agent of the defaulting Member. The Board will authorise the registration of the transfer(s), and of the transferee(s) as the holder of the Shares so transferred, once appropriate stamp duty (if any) has been paid.

31.6	If a Member transfers to a Member of the same Fund Group (a “ Fund Transferee”), if the Fund Transferee ceases to be a Member of the same Fund Group the Fund Transferee shall, within 5 Business Days of so ceasing, transfer the Shares held by it to the original transferor or a Member of the same Fund Group as the original transferor (without any restriction as to price or otherwise) and failing which, the Member shall be deemed to have delivered a Transfer Notice in respect of its Shares and the Board may authorise any Director to execute and deliver the necessary transfer(s) as agent of the defaulting Fund Transferee.

31.7	Notwithstanding any other provision of these Articles, no Share shall be transferred otherwise than pursuant to applicable laws, including US federal securities laws, as may be applicable to each relevant transfer of Shares and unless such sale is exempt from registration under the Securities Act and in compliance with all conditions on transfer imposed by any state “blue sky” or securities law and the Shareholders’ Agreement.

32.	Pre-emption rights on transfer

32.1	If at any time, any Member wishes to sell any of its Shares (the “Seller”) otherwise than to a Permitted Transferee), then such Seller shall give a notice in writing (the “Transfer Notice”) to the Company. The Transfer Notice shall specify:

32.1.1	the Seller’s desire to make such transfer;

32.1.2	the number of shares being offered for sale (the “Transfer Shares”);

32.1.3	the price for which the Transfer Shares are to be sold (the “Transfer Price”); and

32.1.4	any other terms and conditions upon which the Seller proposes to sell the Transfer Shares.

32.2	Once a Transfer Notice has been given, it may not be revoked except with the prior written consent of the Board.

32.3	Upon receipt of the Transfer Notice, the Company shall have, within 30 days of receipt of the Transfer Notice (the “First Offer Period”), the right but not the obligation, to elect to purchase any or all of the Transfer Shares on the same terms and conditions as set forth in the Transfer Notice (“Right of First Refusal”), exercisable by confirmation in writing to the Seller of the total number of Transfer Shares that the Company would like to purchase on the terms of the Transfer Notice.

32.4	If the Company: (i) elects to purchase some but less than all of the Transfer Shares; (ii) elects not to purchase any Transfer Shares; (iii) fails to act within the First Offer Period; or (iv) is prohibited by the terms of any agreement or applicable law from exercising its Right of First Refusal, the Company shall notify each Qualifying C Holder within five days of: (x) the Company’s determination to purchase less than all of the Transfer Shares; (y) the Company’s determination not to purchase any of the Transfer Shares; or (z) following the expiration of the First Offer Period, of the same and specify the number of Transfer Shares remaining to be sold and the terms and conditions contained in the Transfer Notice (“Second Transfer Notice”).

32.5	Upon receipt of the Second Transfer Notice, each Qualifying C Holder shall have, within 30 days of receipt of the Second Transfer Notice (the “Second Offer Period”), the right but not the obligation, to elect to purchase such proportion of the Transfer Shares set out in the Second Transfer Notice as the Shares held by such Qualifying C Holder (excluding the number of Transfer Shares), on the same terms and conditions as set forth in the Transfer Notice.

32.6	The Seller has 60 days from receipt of the last confirmation in writing from the Company of the identity of the proposed purchasers of the Transfer Shares, to sell to the Company and/or the relevant Qualifying C Holder, such number of Transfer Shares as specified in the written confirmation to the Seller from the Company. On receipt of payment for the Transfer Shares, the Seller shall deliver a stock transfer form to the purchaser of the relevant Transfer Shares, duly executed by the Seller, effecting a sale of the relevant Transfer Shares free and clear from any liens, charges or encumbrances.

32.7	After the expiry of the Second Offer Period, if: (i) all notices required to be given pursuant to Articles 31.1 and 31.4 have been duly given; and (ii) not all of the Transfer Shares have been purchased by the Company or by the Qualifying C Holders, the Seller shall have the right, for a period of 90 days from the earlier of:

32.7.1	the expiration of the Second Offer Period; or

32.7.2	written confirmation from the Company that no Qualifying C Holders will be purchasing any Transfer Shares, to sell to any third party the Transfer Shares at a price (and to the extent the Transfer Price contains any non-cash consideration, it shall be the same non-cash consideration and in the same proportion as was offered to the Company and/or Qualifying C Holders) not less that the Transfer Price and on the same terms and conditions as the Transfer Shares were offered to the Company and the Qualifying C Holders.

32.8	Should there be no sale to any third parties in accordance with Article 31.7, any subsequent proposed sale of the Transfer Shares must be offered to the Company and the Qualifying C Holders prior to any third party in accordance with the provisions of these Articles.

32.9	A Qualifying C Holder shall be entitled to transfer, by way of assignment, to its Affiliate or a Member of the same Fund Group, all or any of its rights under this Article 31.

33.	Drag-Along Rights

33.1	Notwithstanding anything to the contrary in these Articles, in the event that certain Members wish to sell their Shares (the “Drag Members”) to a bona fide arms’ length purchaser (the “Third Party Purchaser”) as part of an Approved Share Sale, the following shall apply:

33.1.1	the Drag Members shall have the right but not the obligation (the “Drag Along Right”) to require all other Members (the “Compelled Holders”) to accept in full the offer made to the Drag Members and sell their Shares to the Third Party Purchaser (or as the Third Party Purchaser shall direct) in accordance with the provisions of this Article 33;

33.1.2	the Drag Along Right may be exercised by the Drag Members serving notice to that effect (the “Drag Along Notice”) on the Compelled Holders at any time which shall specify:

33.1.2.1	that the Compelled Holders are required to transfer all of their Shares (the “Called Shares”);

33.1.2.2	the identity of the Third Party Purchaser and the identity of any person owning or controlling that third party; and

33.1.2.3	the consideration per Share for which the Compelled Members shall be obliged to sell, which shall be the same as that attributable by the offer from the Third Party Purchaser for each Share (subject to Article 32.5 below);

33.1.3	the only warranties that shall be given by the Compelled Holders will relate to title to their Called Shares and capacity to enter into the relevant documents and shall be given on a several basis subject to an aggregate liability cap of the consideration received by such Compelled Holder (save for in cases of fraud or willful misconduct);

33.1.4	the costs of the Members in respect of the transaction to sell to the Third Party Purchaser shall be borne by the Drag Members; and

33.1.5	the date on which the sale and purchase of Shares will be completed shall be the same date as the date proposed for completion of the sale of the Drag Members’ Shares unless the Compelled Holders and the Drag Members agree otherwise.

33.2	A Drag Along Notice once given shall be irrevocable but shall lapse (and so shall the obligations under it) in the event that for any reason the Drag Members do not transfer their Shares which are the subject of the Approved Share Sale to the Third Party Purchaser within 40 Business Days of the date of the Drag Along Notice. The Drag Members shall be entitled to serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

33.3	Each of the Compelled Holders shall be bound to accept the offer in the Drag Along Notice and will be deemed to have assumed such acceptance. In the event that any Compelled Holders fails to accept the offer made or, having accepted such offer, fails to complete the sale of any of his Called Shares or otherwise fails to take any action required of him under the terms of the offer, then the defaulting Compelled Holder shall be deemed to have irrevocably appointed any Director to be his agent to (i) execute all necessary transfer(s) on his behalf against receipt by the Company (on trust for such holder) of the purchase monies or any other consideration payable for the Called Shares; and (ii) deliver such transfer(s) to the Third Party Purchaser (or as they may direct), and the Directors shall register the Third Party Purchaser (or as they may direct) as the holder thereof. It shall be no impediment to registration of Shares under this Article 33.3 that no share certificate has been produced by any such defaulting Compelled Holder.

33.4	If, after any service of a Drag Along Notice, there becomes a new Member (which shall also include any person who acquires Shares which are issued or acquired on exercise of options granted under any option scheme (or otherwise) whether or not such exercise is made in contemplation of the offer or completion of the offer by the Third Party Purchaser) (a “New Member”), there shall be deemed to be served on such New Member a Drag Along Notice on the same terms as the previous Drag Along Notice. The New Member shall be bound to transfer all such Shares held by it to the Third Party Purchaser (or as directed by it) and the provisions of this Article 33 shall apply mutatis mutandis to the New Member except that completion of the sale of its Shares to the Third Party Purchaser shall be on the later of (a) the date the Drag Along Notice is deemed served on it or (b) the completion of the sale of all the Drag Members’ Shares.

33.5	The amount of consideration payable by the Third Party Purchaser for each Called Share (the “Drag Consideration”) shall be allocated between the Compelled Holders so as to ensure the order of application of the Payment Priority, and the directors shall not register any transfer of Shares if the Drag Consideration is not so distributed.

33.6	Notwithstanding anything to the contrary in these Articles, the rights of pre-emption on transfer set out in these Articles shall not apply to any acceptance of the offer by the Third Party Purchaser (including a sale pursuant to a Drag Along Notice).

34.	Tag Along Rights - A Shares

34.1	Except in the case of a transfer to a Permitted Transferee pursuant to Article 31, and after going through the pre-emption procedure set out in Article 31, the provisions of this Article 34, shall apply if Kadmon and Kadmon’s Affiliates, in aggregate hold more than 15 per cent of the Diluted Share Capital and in one or a series of related transactions, Kadmon proposes to transfer more than 25 per cent. of the aggregate number of A Shares held by Kadmon and Kadmon’s Affiliates to a Third Party Purchaser (the “Purchaser”), before making such transfer procure that the proposed transferee of the A Shares makes an offer (a “Tag Along Offer”) to all of the Athena Founders to purchase the same proportion of the A Shares held by each Athena Founder and their respective Permitted Transferees (“Tag Member”) as the proportion of Shares held being sold by Kadmon and its Affiliates (“Tag Shares”).

34.2	The Tag Along Offer shall set out:

34.2.1	the identity of the Purchaser;

34.2.2	the purchase price per Tag Share (the “Tag Along Price”) including the calculation of any element not payable in cash and other terms and conditions of payment;

34.2.3	the proposed date of sale; and

34.2.4	the number of Tag Shares held by each Tag Member offered to be purchased in accordance with this Article 34.

34.3	Every Tag Member, on receipt of a Tag Along Offer, shall be bound within 20 Business Days of the date of such offer (which date shall be specified therein) (“Tag Offer Period”) either to accept or reject such offer in writing (and in default of so doing shall be deemed to have rejected the offer). If a Tag Along Offer is not made Kadmon shall not be entitled to complete the proposed sale to the Purchaser and the Directors shall not register any transfer in respect of the proposed sale.

34.4	If the Tag Along Offer is accepted by any Tag Member within the Tag Offer Period, the completion of the proposed transfer shall be conditional upon the purchase of the Tag Shares on the terms and conditions as set out in the Tag Along Offer.

35.	Tag Along Rights - C Shares

35.1	If one or more Members (“Proposed Sellers”) proposes to transfer (other than any permitted transfers in accordance with Article 30, and after going through the pre- emption procedure set out in Article 31) to any person (whether through a single transaction or a series of related transactions) such number of Shares which constitute 15 per cent or more of the Diluted Share Capital to a purchaser (together with its Connected Persons and any other persons with whom it is Acting in Concert) (together the “Tag Buyer”) (“Proposed Sale”), the Proposed Sellers shall not be entitled to transfer such Shares and no such Shares shall be capable of being purchased or transferred unless the Tag Buyer (or the Company in its capacity as agent for the Tag Buyer) shall have offered (“Tag Offer”) in accordance with this Article 35 to purchase from each holder of C Shares (not being a Tag Buyer) (“Other Shareholders”) such proportion of the number of each class of Shares registered in their name (“Tagged Shares”) as is equal to the proportion which the Shares that the Proposed Sellers are proposing to transfer to the Tag Buyer bears to the Proposed Sellers’ total holding of A Shares that would be deemed to be held by the Proposed Seller on the date of such Proposed Sale, if all C Shares were converted and reclassified as A Shares by applying the Conversion Rate applicable on such date in accordance with these Articles.

35.2	A Tag Offer shall be made by notice specifying:

35.2.1	the identity of the Tag Buyer;

35.2.2	the number of Shares of each class that the Proposed Sellers are proposing to transfer to the Tag Buyer and the proportion that this bears (on a, as converted basis, as referred to in Article 35.1 above) to the Proposed Seller’s total holding of Shares and the number of Shares of each class that the Tag Buyer is therefore offering to purchase from the relevant Other Shareholder;

35.2.3	the amount and form of consideration and the proportion of cash and/or securities that the Tag Buyer is proposing to pay for each of those Shares (determined in accordance with Article 35.3);

35.2.4	the proposed, place, date and time of transfer;

35.2.5	a time (being not less than 20 Business Days) within which the Tag Offer, if not accepted, shall be deemed to be declined; and

35.2.6	to the extent not set out in the accompanying documents, any other terms and conditions of sale on which the Tag Buyer is proposing to purchase the Proposed Sellers and the Other Shareholder’s Shares,

and shall be accompanied by all documents required to be executed by the Other Shareholders if they accept the Tag Offer.

35.3	The amount and form of consideration and the proportion of cash and/or securities which the Tag Buyer shall offer and is proposing to pay for each of the Tagged Shares shall be the same as that offered and to be paid for each of the Proposed Seller’s Shares being transferred to the Tag Buyer pursuant to the Proposed Sale provided always that if the Proposed Sale does not include Shares in the same class as any Tagged Share, by deriving the value of each other class of Tagged Share by reference to the consideration payable for each Tagged Share, as adjusted by the number of Shares of such class as would arise from application of the Conversion Rights on the date of the Tag Offer in accordance with these Articles.

35.4	Each Other Shareholder who accepts the Tag Offer within the offer period (“Accepting Shareholder”) shall be required to:

35.4.1	transfer the legal and beneficial title to all of their Tagged Shares to the Tag Buyer free from all liens, charges and encumbrances and together with all rights attaching to them and with full title guarantee;

35.4.2	subject to Article 35.3, sell their Tagged Shares on the same terms and conditions (including the same representations, warranties, covenants, undertakings, indemnities and requirements relating to contributing to any retention on a pro rata basis) as are to be given to and by the Proposed Sellers pursuant to the Proposed Sale;

35.4.3	deliver to the Tag Buyer the share certificates for their Tagged Shares (or an indemnity in a form reasonably satisfactory to the Directors for lost certificates) and a duly executed sale agreement (in a form agreed by the Proposed Sellers) setting out the relevant terms and conditions of sale; and

35.4.4	pay their proportionate share of such fees, costs and expenses that are to be borne by the Accepting Shareholders pursuant to Article 35.7.

35.5	Completion of the sale and purchase of any Tagged Shares in respect of which the Tag Offer has been accepted shall be conditional upon, and shall take place on the same date and at the same time and place as, the completion of the Proposed Sale (unless any of the Accepting Shareholders and the Tag Buyer agree otherwise), save that if any Accepting Shareholder fails to comply with their obligations under Article 35.4 on or before the completion of the Proposed Sale:

35.5.1	the completion of the Proposed Sale may be made without the completion of the sale and purchase of that Accepting Shareholder’s Tagged Shares (provided that it shall be on no more favourable terms and conditions to the Proposed Sellers than those stated in the original Tag Offer); and

35.5.2	the Tag Buyer shall not be under any further obligation to purchase those Tagged Shares.

35.6	If some or all of the Other Shareholders do not accept the Tag Offer within the offer period, the completion of the Proposed Sale may be made within three months of the end of that period (provided that it shall be on no more favourable terms and conditions to the Proposed Sellers than those stated in the original Tag Offer).

35.7	The reasonable transaction fees, costs and expenses incurred by the Proposed Sellers and the Accepting Shareholders that are attributable to the transfer of Shares made in accordance with this Article 35 shall be borne by each of the Proposed Sellers and the Accepting Shareholders pro rata to their holdings of Shares being transferred.

36.	Share Rights - Return of Capital

36.1	On a return of capital on liquidation, deemed liquidation event, winding- up or otherwise (excluding, for the avoidance of doubt, a conversion, redemption, purchase of shares or capital reduction), the surplus assets and retained profits of the Company available for distribution among the holders of Shares (after payment of the Company’s liabilities) shall be applied in the following manner and order of priority (the “Payment Priority”):

36.1.1	firstly in paying to the holders of C Shares, a sum equal to the C Share Starting Price in respect of such shares; and

36.1.2	secondly, the balance of such assets (if any) shall be distributed amongst the holders of A Shares pro rata to the number of Shares held by each of them respectively.

36.2	All arrears and/or accruals of dividends must be cleared prior to the distribution of assets pursuant to this Article 35.

37.	Share Rights - Voting

37.1	The Shares shall confer on each holder of Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company and to receive and vote on proposed written resolutions of the Company.

37.2	On a show of hands each holder of Shares who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote and on a poll or a written resolution each such holder so present shall have one vote for each Share held by him.

37.3	No voting rights attached to a Share which is nil paid may be exercised:

37.3.1	at any general meeting, at any adjournment of it or at any poll called at or in relation to it; or

37.3.2	on any proposed written resolution, until all of the amounts payable to the Company in respect of that Share have been paid.

38.	Exit Provisions

38.1	Unless waived by the holders of at least 50.5% of the C Shares then in issue, on a Sale, the Proceeds of Sale received or receivable by Members at any time in respect of the Shares that are the subject of the Sale shall be reallocated between them so as to ensure the order of application of the aggregate Proceeds of Sale shall be in the same order of application as the Payment Priority as if the date of such Sale were the date of the return of capital under Article 35 and as if the Proceeds of Sale represented all of the assets of the Company available for distribution to the Members and the Directors shall not register any transfer of Shares if the Proceeds of Sale are not so distributed save in respect of any Shares not sold in connection with that Sale, provided that if the Proceeds of Sale are not settled in their entirety upon completion of the Sale:

38.1.1	the Directors shall not be prohibited from registering the transfer of the relevant Shares so long as the Proceeds of Sale that are settled have been distributed in accordance with the Payment Priority; and

38.1.2	the members shall take any action required by the holders of C Shares to ensure that the Proceeds of Sale in their entirety are distributed in accordance with the Payment Priority.

38.2	In the event that the Proceeds of Sale are distributed on more than one occasion (for any deferred or contingent consideration or otherwise), the consideration so distributed on any further occasion shall be paid by continuing the distribution from the previous distribution of consideration in accordance with the Payment Priority.

38.3	On an Asset Sale, the surplus assets of the Company remaining after payment of the Company’s liabilities shall be distributed (to the extent the Company is lawfully permitted to do so) in accordance with the Payment Priority provided always that if it is not lawful for the Company to distribute its surplus assets in accordance with the provisions of these Articles, the Members shall take any action required by the Board including, but without prejudice to the generality of this Article 37, actions that may be necessary to put the Company into voluntary liquidation so that Article 35 applies.

38.4	On an Exit, all shareholders shall take all action necessary in connection with the Exit, including, but not limited to: (i) voting to approve the terms of the Exit and any ancillary matters as may be necessary in the board’s opinion to effect such; and (ii) (to the extent applicable) waiving any pre-emption or consent rights, or other restrictions on the transfer of such shareholders’ shares. If a Member fails to comply with the provisions of this Article, the Company shall be constituted as the agent of each such defaulting Member for taking such actions as are necessary to effect the Exit and the Directors may be authorised to execute and deliver on behalf of such defaulting Member the necessary documents and the Company may receive any consideration due to the defaulting Member in trust for such defaulting Member.

39.	Conversion of C Shares

39.1	A member holding C Shares may, by service of a written notice served at any time to the Company’s registered office, require the conversion and reclassification of all C Shares held by such member to A Shares, at the Conversion Rate and such conversion and reclassification shall occur automatically on the date of such notice.

39.2	All C Shares in issue shall automatically be converted and reclassified as A Shares with effect from and immediately prior to (and conditional upon) a Qualified IPO being effected, at the Conversion Rate. If such Qualified IPO does not take effect, such conversion shall be deemed not to have occurred.

39.3	In the case of Article 40.1 not more than five Business Days after the written notice and in the case of Article 40.2, at least five Business Days prior to the occurrence of the Qualified IPO, each relevant C Share holder shall deliver the certificate (or an indemnity in a form reasonably satisfactory to the Board in respect of any lost certificate) in respect of the C Share being converted to the Company at its registered office.

39.4	Following the conversion in accordance with this Article 40, the Company shall enter the holder of the converted C Shares on the register of members of the Company as the holder of the appropriate number of A Shares.

39.5	The Directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant C Shares and applying the proceeds thereof towards payment for the new A Shares. For purposes of the redemption or repurchase, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital.

40.	Variation of Class Rights

40.1	The A Shares and the C Shares shall rank pari passu and, except where otherwise provided in these Articles, shall entitle the holders thereof to the same rights and privileges.

40.2	Any special rights attaching to the C Shares may be varied or abrogated by the consent in writing of the holders of a majority of the C Shares.

40.3	Except as provided in Article 41.2 with respect to C Shares, whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be varied with the consent in writing of the holders of not less than 75% of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of 75% of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. The holders of not less than 15% of the issued Shares of that Class (being persons who did not consent to or vote in favour of the resolution to vary the rights attached to the Class) may apply to the court to have such variation cancelled.

40.4	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

DIVIDENDS AND OTHER DISTRIBUTIONS

41.	Payment of dividends

41.1	Any profits lawfully available for distribution and which the Company determines to distribute in respect of any financial year shall be distributed to the holders of the Shares.

41.2	Dividends shall be paid in cash net of tax and shall be distributed to the Members (as relevant) pro rata to the number of Shares held by each such holder, respectively.

41.3	All arrears and/or accruals of dividends must be cleared prior to the distribution of assets pursuant to this Article 41.3.

PART 4: DECISION-MAKING BY MEMBERS

WRITTEN RESOLUTIONS

42.	Written resolutions

A resolution of the Members (or a class of Members) may be passed as a written resolution in accordance with these Articles. A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

GENERAL MEETINGS

ORGANISATION OF GENERAL MEETINGS

43.	Calling general meetings

43.1	Any Director of the Company may call a general meeting.

43.2	If, and for so long as, the Company has only a single Member, such Member shall be entitled at any time to call a general meeting.

43.3	A Member present in person or by proxy at a general meeting shall be deemed to have received proper notice of the meeting and, if required, of the purposes for which it was called.

44.	Quorum for general meetings

No business other than the appointment of the Chairman of the meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum. The quorum for meetings of the Members shall be two persons entitled to vote upon the business to be transacted each being a Member or a proxy for a Member or a duly authorised representative of a corporation.

45.	Chairing general meetings

45.1	If the Directors have appointed a Chairman, the Chairman shall chair general meetings if present and willing to do so.

45.2	If the Directors have not appointed a Chairman, or if the Chairman is unwilling to chair the general meeting or is not present within 10 minutes of the time at which a meeting was due to start:

45.2.1	the Directors present; or

45.2.2	(if no Directors are present within 10 minutes of the time at which the meeting was due to start) the Members present at the meeting,

must appoint a Director or Member to chair the meeting, and the appointment of the Chairman of the meeting must be the first business of the meeting.

46.	Adjournment

46.1	If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the Chairman of the meeting must adjourn it. If at such an adjourned meeting the persons attending within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during such an adjourned meeting a quorum ceases to be present, the meeting shall be dissolved.

46.2	The Chairman of the meeting may adjourn a general meeting at which a quorum is present if:

46.2.1	the meeting consents to an adjournment; or

46.2.2	it appears to the Chairman of the meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

46.3	The Chairman of the meeting must adjourn a general meeting if directed to do so by the meeting.

46.4	When adjourning a general meeting, the Chairman of the meeting must:

46.4.1	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the Directors; and

46.4.2	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

46.5	If the continuation of an adjourned meeting is to take place more than 14 days after it was adjourned, the Company must give at least seven clear days’ notice of it (that is, excluding the day on which the notice is given and the day of the adjourned meeting):

46.5.1	to the same persons to whom notice of the Company’s general meetings is required to be given; and

46.5.2	in the same manner in which such notice is required to be given and containing the same information which such notice is required to contain.

VOTING AT GENERAL MEETINGS

47.	Voting: general

A resolution put to the vote of a general meeting must be decided by way of a poll in accordance with these Articles.

48.	Poll votes

48.1	Polls must be taken in such manner as the Chairman of the meeting directs.

49.	Content of Proxy Notices

49.1	Proxies may only validly be appointed by a notice in writing (“Proxy Notice”) which:

49.1.1	states the name and address of the Member appointing the proxy;

49.1.2	identifies the person appointed to be that Member’s proxy and the general meeting or adjourned meeting in relation to which that person is appointed;

49.1.3	is signed by or on behalf of the Member appointing the proxy, or is authenticated in such manner as the Directors may otherwise determine;

49.1.4	is delivered to the Company in accordance with the Articles and any instructions contained in the notice of the general meeting or adjourned meeting to which it relates; and

49.1.5	is received by the Company no later than 48 hours (excluding any part of a day that is not a Business Day) before the time appointed for the commencement of the general meeting or adjourned meeting to which the Proxy Notice relates or such later time as the Directors may determine.

49.2	The Company may require Proxy Notices to be delivered in a particular form, and may specify different forms for different purposes.

49.3	Proxy Notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions.

49.4	Unless a Proxy Notice indicates otherwise, it must be treated as:

49.4.1	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting; and

49.4.2	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

50.	Delivery of Proxy Notices

50.1	A person who is entitled to attend, speak or vote on a poll at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid Proxy Notice has been delivered to the Company by or on behalf of that person. However, if that person votes at the meeting or adjourned meeting on a resolution, then as regards that resolution any Proxy Notice delivered to the Company by or on behalf of that person shall, on a poll, be invalid to the extent that such person votes in respect of the shares to which the Proxy Notice relates.

50.2	An appointment under a Proxy Notice may be revoked by delivering to the Company a notice in writing given by or on behalf of the person by whom or on whose behalf the Proxy Notice was given.

50.3	A notice revoking a proxy appointment only takes effect if it is received by the Company before the commencement of the meeting or adjourned meeting to which it relates.

50.4	If a Proxy Notice is not executed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the Appointor’s behalf.

50.5	When two or more valid but different Proxy Notices are received in respect of the same share for use at the same meeting or adjourned meeting, the one which is last validly received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other(s) as regards that share. If the Company is unable to determine which was last received, none of them shall be treated as valid in respect of that share.

51.	Corporate representatives

Where a Member that is a corporation has authorised a representative or representatives to act on its behalf at a general meeting:

51.1	the corporation shall, for the purposes of these Articles, be deemed to be present in person at any such meeting if any such representative is present at it, and all references to attendance and voting in person shall be construed accordingly;

51.2	a Director or the company secretary (if any) may require any such representative to produce a certified copy of such authority before such representative is entitled to exercise any power on behalf of the corporation which he represents; and

51.3	a vote given by such representative at a general meeting or adjourned meeting shall be valid even though his authority has previously terminated unless notice in writing of the termination was received by the Company before the commencement of that meeting.

52.	Amendments to resolutions

52.1	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

52.1.1	notice of the proposed amendment is given to the Company in writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the Chairman of the meeting may determine); and

52.1.2	the proposed amendment does not, in the reasonable opinion of the Chairman of the meeting, materially alter the scope of the resolution.

52.2	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

52.2.1	the Chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

52.2.2	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

52.3	If the Chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the Chairman’s error does not invalidate the vote on that resolution.

PART 5: ADMINISTRATIVE ARRANGEMENTS

53.	Form of notice

Any notice or other document to be given pursuant to the Articles (other than a notice calling a meeting of the Directors) must be in writing.

54.	Notices to the Company

Any notice, document or other information may be served on or sent or supplied to the Company by anyone:

54.1	by sending it through the post in a prepaid envelope addressed to the Company or any officer of the Company at its registered office or such place in the United Kingdom as may from time to time be specified by the Company for that purpose;

54.2	by delivering it by hand to or leaving it at its registered office or such place in the United Kingdom as may from time to time be specified by the Company for that purpose in an envelope addressed to the Company or any officer of the Company;

54.3	by sending or supplying it by electronic means to an address specified by the Company from time to time for that purpose; or

54.4	by any other means authorised in writing by the Company.

55.	Notices to Members

55.1	Any notice, document or other information may be served on or sent or supplied to any Member:

55.1.1	personally;

55.1.2	by sending it through the post in a prepaid envelope addressed to the Member at his registered address;

55.1.3	by delivering it by hand to or leaving it at that address in an envelope addressed to the Member;

55.1.4	by sending or supplying it by electronic means to an address notified by the Member to the Company from time to time for that purpose; or

55.1.5	by any other means authorised in writing by the relevant Member.

55.2	Nothing in Article 55.1 shall affect any provision of the Act requiring offers, notices or documents to be served on or sent or supplied to a Member in a particular way.

56.	Notices to Directors

Any notice, document or other information may be served on or sent or supplied to a Director by the Company or by any other Director or the company secretary (if any):

56.1	personally;

56.2	(other than a notice of a proposed Directors’ written resolution) by word of mouth;

56.3	by sending it through the post in a prepaid envelope addressed to the Director at his registered address or such other postal address as may from time to time be specified by him for that purpose;

56.4	by delivering it by hand to or leaving it at that address in an envelope addressed to him;

56.5	by sending or supplying it by electronic means to an address specified from time to time by the Director for that purpose; or

56.6	by any other means authorised in writing by the Director.

57.	Service of notices on Members or Directors

Any notice, document or other information (other than any notice, document or other information given to the Company including, for the avoidance of doubt, the appointment of a proxy):

57.1	addressed to a Member or a Director in the manner prescribed by the Articles shall, if sent by post (whether in hard copy or electronic form), be deemed to have been received:

57.1.1	(if prepaid as first class) 24 hours after it was posted;

57.1.2	(if prepaid as second class) 48 hours after it was posted;

57.1.3	(if prepaid as airmail) 72 hours after it was posted,

and, in proving such receipt, it shall be sufficient to prove that the envelope containing such notice, document or other information was properly addressed, prepaid and put in the post;

57.2	not sent by post, but addressed to a Member or a Director and delivered by hand to or left at an address in accordance with the Articles, shall be deemed to have been received on the day it was so delivered or left;

57.3	served, sent or supplied to a Member or a Director by electronic means shall be deemed to have been received on the day it was sent, and, in proving such receipt, it shall be sufficient to show that such notice, document or information was properly addressed;

57.4	served, sent or supplied by any other means authorised in writing by the Member or the Director shall be deemed to have been received when the Company has carried out the action it has been authorised to take for that purpose.

58.	Right to inspect accounts and other records

All books and records of the Company shall be maintained at the Company’s principal place of business, and each Member, and the Member’s duly authorised representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times for any purpose reasonably related to its interest in the Company.

DIRECTORS’ INDEMNITY AND INSURANCE

59.	Indemnity

59.1	Subject to Article 58.2, but without prejudice to any indemnity to which a relevant officer is otherwise entitled:

59.1.1	each relevant officer shall be indemnified out of the Company’s assets against all costs, charges, losses, expenses and liabilities incurred by him as a relevant officer:

59.1.1.1	in the actual or purported execution and/or discharge of his duties, or in relation to them; and

59.1.1.2	in relation to the Company’s (or any associated company’s) activities as trustee of an occupational pension scheme (as defined in section 235(6) of the UK Companies Act 2006),

including (in each case) any liability incurred by him in defending any civil or criminal proceedings, in which judgment is given in his favour or in which he is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part or in connection with any application in which the court grants him, in his capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company’s (or any associated company’s) affairs; and

59.1.2	the Company may provide any relevant officer with funds to meet expenditure incurred or to be incurred by him in connection with any proceedings or application referred to in Article 58.1.1 and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure.

59.2	This Article 58 does not authorise any indemnity which would be prohibited or rendered void by any provision of applicable law.

59.3	In this Article 58:

59.3.1	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate; and

59.3.2	a “relevant officer” means any Director or other officer or former director or other officer of the Company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the UK Companies Act 2006.

60.	Insurance

60.1	The Directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant officer in respect of any relevant loss.

60.2	In this Article 59:

60.2.1	a “relevant officer” means any Director or other officer or former director or other officer of the Company or an associated company (including any such company which is a trustee of an occupational pension scheme as defined by section 235(6) UK Companies Act 2006);

60.2.2	a “relevant loss” means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer’s duties or powers in relation to the Company, any associated company or any pension fund or employees’ share scheme of the Company or associated company; and

60.2.3	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.

ALTERATION OF SHARE CAPITAL

61.	Alternation of share capital

61.1	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe.

61.2	The Company may by Ordinary Resolution:

61.2.1	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares; and

61.2.2	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination.

The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.